Exhibit 99.1
For Immediate Release
WESTERN REFINING REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2006 RESULTS
EL PASO, Texas — February 27, 2007 — Western Refining, Inc. (NYSE:WNR) today reported quarterly after-tax net income of $50.9 million, or $0.76 per diluted share, for the quarter ended December 31, 2006. For the same period in 2005, the Company had net income of $69.0 million, which did not include a provision for income taxes since the Company’s operating subsidiary was a partnership during this period and was not directly subject to income taxes. Including a pro forma provision for income taxes, pro forma net income was $44.4 million for the fourth quarter of 2005, compared to net income of $50.9 million for the fourth quarter of 2006.
The increased earnings for the three months ended December 31, 2006 were primarily a result of increased refinery throughput, which increased 15.1%, compared to the same period in 2005, and also strong refining margins in comparison to the benchmark Gulf Coast 3-2-1 crack spread. Total refinery throughput for the fourth quarter of 2006 was 137,294 barrels per day, which included 120,648 barrels per day of crude oil. Total refinery throughput for the fourth quarter of 2005 was 119,288 barrels per day, which included 106,019 barrels per day of crude oil. Gross profit was $132.3 million for the quarter ended December 31, 2006, compared to $117.0 million for the same period in 2005. Refinery gross margin, which excludes depreciation and amortization, was $136.6 million for the quarter ended December 31, 2006, compared to $118.9 million for the same period in 2005. Refinery gross margin per throughput barrel was $10.82 for the quarter ended December 31, 2006, compared to $10.83 for the same period in 2005.
For the twelve months ended December 31, 2006, the Company had after-tax net income of $204.8 million, or $3.11 per diluted share. For the same period in 2005, the Company had net income of $201.1 million, which did not include a provision for income taxes since the Company’s operating subsidiary was a partnership during this period and was not directly subject to income taxes. Including a pro forma provision for income taxes, pro forma net income was $129.3 million for the twelve months ended December 31, 2005, compared to net income of $204.8 million for the twelve months ended December 31, 2006. The increased earnings were primarily the result of higher refinery gross margin per barrel, increased refinery throughput, higher margins on the Company’s asphalt production, and an increase in diesel production as a percentage of total refinery production. These favorable factors were partially offset by the impact of increased direct operating expenses and increased maintenance turnaround expense in 2006. Gross profit was $532.7 million for 2006, compared to $398.6 million for 2005. Refinery gross margin, which excludes depreciation and amortization, was $546.3 million for 2006, compared to $404.9 million for 2005. Refinery gross margin per throughput barrel was $11.78 for 2006, compared to $9.52 for 2005. Total refinery throughput increased 9.1% in 2006, compared to 2005.
Adjusted earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation and amortization, and maintenance turnaround expense (“Adjusted

EBITDA”) for the quarter ended December 31, 2006, was $84.2 million versus $73.9 million for the same quarter in 2005. Adjusted EBITDA was $357.6 million for the year ended December 31, 2006, compared to $226.3 million for the year ended December 31, 2005.
Capital expenditures for the three months ended December 31, 2006, totaled $24.0 million primarily related to spending on the sulfuric acid regeneration and sulfur gas processing facilities, the hydrogen plant and various clean air projects. The Company ended the year with $263.2 million of cash and had no outstanding debt at December 31, 2006.
“Western’s solid results for the fourth quarter and for the year reflect our record of reliability and safety as well as the strategic actions we have taken to drive increased throughput and margin expansion,” said Western’s President and Chief Executive Officer, Paul Foster.
“Our margin performance was exceptionally strong relative to the benchmark Gulf Coast 3-2-1 crack spread despite a reduction in industry-wide refining margins in the fourth quarter. During 2006, we increased our crude oil throughput from 108,000 barrels per day to over 120,000 barrels per day by the end of the year, consistent with our target. Additionally, we completed a project that enabled us to increase Western’s diesel production as a percentage of our overall refinery production in 2006. Since margins on diesel fuel have recently exceeded margins on gasoline, this action resulted in improved refining margins for the Company. Our acquisition of the asphalt assets from Chevron in May of last year also enabled us to improve our margins on asphalt sales.
“We are pleased with our 2006 achievements and believe that Western is well-positioned for continued success going into 2007,” concluded Mr. Foster.
Giant Acquisition Update
On November 13, 2006, Western Refining and Giant Industries announced that the Boards of Directors of both companies unanimously approved an amendment to their merger agreement. Under the amended agreement, Western will acquire all of the outstanding shares of Giant for $77.00 per share in cash. Western expects that the transaction will be immediately accretive to Western’s earnings per share, excluding one-time transaction costs.
On February 27, 2007, Giant’s shareholders voted to approve the transaction. The only remaining condition to complete the transaction is the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act. On February 20, 2007, Western and Giant entered into an agreement with the Federal Trade Commission (“FTC”) to provide additional information that it requested. Western currently believes this request will be satisfied by the middle of March. Western and Giant also agreed with the FTC that they would not attempt to close the merger for thirty days following the providing of this information, which can be no earlier than April 13, 2007. Therefore, Western now expects to close the transaction in the second quarter of 2007.
Conference Call Information
A conference call is scheduled for February 28, 2007, at 11:00 a.m. EST to discuss Western’s financial results. A webcast of the conference call can be accessed at Western’s website,

www.westernrefining.com. The call can also be heard by dialing 866-356-4123, passcode: 75026951. The audio replay will be available through March 14, 2007, by dialing 888-286-8010, passcode: 72896159.
A copy of this press release, together with the reconciliations of certain non-GAAP financial measures contained herein, can be accessed on the investor relations menu on Western’s website, www.westernrefining.com.
About Western Refining
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas.
Upon consummation of its merger with Giant, Western will expand its footprint geographically and will sell products in four of the five Petroleum Administration Defense Districts (“PADD’s”), and will also diversify its operations by adding retail and wholesale operations.
Use of Non-GAAP Financial Measures
This press release includes non-GAAP financial measures entitled “pro forma net income,” “refinery gross margin per barrel” and “Adjusted EBITDA”. For a reconciliation of these non-GAAP financial measures to their most comparable financial measures under GAAP, as well as for a description as to why management believes that these measures are useful for investors, see the footnotes following the tables at the end of this press release.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements about the consummation of the proposed merger, the timing of the closing of the proposed merger, accretion and the benefits and opportunities of the proposed merger. These statements are subject to inherent risks regarding the satisfaction of the conditions to the closing of the merger and the timing of the closing if it occurs. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in their respective filings with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Additional Information
This press release may be deemed to be soliciting material relating to the proposed merger transaction between Western and Giant. In connection with the proposed merger, Giant has filed with the SEC and mailed to stockholders of Giant, a proxy statement. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Giant with the SEC at the SEC’s website at http://www.sec.gov. Copies of the proxy statement, when it becomes available, and Giant’s other filings with the SEC may also be obtained free of charge from Giant Industries, Inc., 23733 North Scottsdale Road, Scottsdale, Arizona 85255, Attention: Investor Relations. Investors and security holders of Giant are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available because those documents will contain important information about the proposed merger.
Participants in the Solicitation
Western, Giant and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from Giant’s stockholders in favor of the proposed merger. Information regarding Western’s directors and executive officers is available in Western’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 25, 2006. Information regarding Giant’s directors and executive officers is available in Giant’s proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on March 1, 2006. Additional information regarding the interests of such potential participants will be included in the final proxy statement and the other relevant documents filed with the SEC when they become available.

WESTERN REFINING, INC. AND SUBSIDIARIES
(In thousands, except per share and per barrel data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Statement of Operations Data:
Net sales	$987,392	$922,862	$4,199,474	$3,406,653
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	850,761	803,984	3,653,174	3,001,779
Direct operating expenses (exclusive of depreciation and amortization)	46,835	40,650	173,900	131,218
Selling, general and administrative expenses	10,686	16,627	34,872	43,537
Maintenance turnaround expense	—	1,115	22,196	6,999
Depreciation and amortization	4,313	1,861	13,624	6,272

Total operating costs and expenses	912,595	864,237	3,897,766	3,189,805

Operating income	74,797	58,625	301,708	216,848
Interest income	3,904	2,360	10,820	4,854
Interest expense	(320)	(1,692)	(2,167)	(6,578)
Amortization of loan fees	(125)	(207)	(500)	(2,113)
Write-off of unamortized loan fees	—	—	(1,961)	(3,287)
Gain (loss) from derivative activities	1,205	10,455	8,783	(8,127)
Other income (expense)	(1)	(548)	470	(548)

Income before income taxes	79,460	68,993	317,153	201,049
Provision for income taxes(1)	(28,538)	18	(112,373)	18

Net income(1)	$50,922	$69,011	$204,780	$201,067

Basic earnings per share	$0.76	—	$3.13	—
Dilutive earnings per share	$0.76	—	$3.11	—
Weighted average basic shares outstanding	66,765	—	65,387	—
Weighted average dilutive shares outstanding	67,262	—	65,775	—
Cash dividends declared per share	$0.04	$—	$0.16	$—
Cash Flow Data:
Net cash provided by (used in):
Operating activities(1)	$117,193	$94,610	$245,004	$260,980
Investing activities	(37,860)	(36,766)	(149,555)	(87,988)
Financing activities(1)	(4,117)	(50,551)	(13,115)	(37,116)
Other Data:
Adjusted EBITDA(2)	$84,218	$73,868	$357,601	$226,298
Capital expenditures	24,026	36,766	120,211	87,988

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Balance Sheet Data (end of period):
Cash and cash equivalents			$263,165	$180,831
Working capital			276,708	182,726
Total assets			908,523	643,638
Total debt			—	149,500
Partners’ capital			—	177,944
Stockholders’ equity			521,601	(31)
Key Operating Statistics:
Total sales volume (bpd)(3)	149,218	137,377	142,280	136,015
Total refinery production (bpd)	136,650	117,335	124,988	114,431
Total refinery throughput (bpd)(4)	137,294	119,288	127,070	116,510
Per barrel of throughput:
Refinery gross margin(5)	$10.82	$10.83	$11.78	$9.52
Gross profit(5)	10.48	10.66	11.48	9.37
Direct operating expenses(6)	3.71	3.70	3.75	3.09
__________
(1)	Historically, the Company was not subject to federal or state income taxes due to its partnership structure. Prior to the closing of the Company’s initial public offering, net cash provided by operating activities did not reflect any reduction for income tax payments, while net cash used by financing activities reflected distributions to the partners to pay income taxes. After the Company’s initial public offering, it began to incur income taxes that reduced net income and cash flows from operations, and the Company has ceased to make any such income tax-related distributions to its equity holders. In addition, the Company recorded additional income tax expense for the cumulative effect of recording its estimated net deferred tax liability in the amount of $8.3 million during 2006 to reflect the change from a partnership to a corporate holding company structure. The impact of recording the estimated net deferred tax liability decreased diluted earnings per share by $0.13 for the twelve months ended December 31, 2006. Western Refining, Inc. incurred a minor income tax benefit related to its operations from September 16 (its inception) to December 31, 2005.
(2)	Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, depreciation, amortization and maintenance turnaround expense. However, Adjusted EBITDA is not a recognized measurement under generally accepted accounting principles (“GAAP”). The Company’s management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry. In addition, the Company’s management believes that Adjusted EBITDA is useful in evaluating its operating performance compared to that of other companies in the industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of the Company’s peers capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and
•	the Company’s calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income to Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net income	$50,922	$69,011	$204,780	$201,067
Interest expense	320	1,692	2,167	6,578
Income tax expense	28,538	(18)	112,373	(18)
Amortization of loan fees	125	207	500	2,113
Write-off of unamortized loan fees	—	—	1,961	3,287
Depreciation and amortization	4,313	1,861	13,624	6,272
Maintenance turnaround expense	—	1,115	22,196	6,999

Adjusted EBITDA	$84,218	$73,868	$357,601	$226,298

(3)	Includes sales of refined products sourced from the Company’s refinery production as well as refined products purchased from third parties.
(4)	Total refinery throughput includes crude oil, other feedstocks and blendstocks.
(5)	Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by the Company’s total refinery throughput volumes for the respective periods presented. The Company has experienced gains or losses from derivative activities. These derivatives are used to minimize fluctuations in earnings but are not taken into account in calculating refinery gross margin. Cost of products sold does not include any depreciation or amortization. Refinery gross margin is a non-GAAP performance measure that the Company believes is important to investors in evaluating its refinery performance as a general indication of the amount above its cost of products that it is able to sell refined products. Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to the Company’s statement of operations. The Company’s calculation of refinery gross margin may differ from similar calculations of other companies in the industry, thereby limiting its usefulness as a comparative measure. The following table reconciles gross profit to refinery gross margin for the periods presented (in thousands, except per barrel amounts):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net Sales	$987,392	$922,862	$4,199,474	$3,406,653
Cost of products sold (exclusive of depreciation and amortization)	850,761	803,984	3,653,174	3,001,779
Depreciation and amortization	4,313	1,861	13,624	6,272

Gross profit	132,318	117,017	532,676	398,602
Plus depreciation and amortization	4,313	1,861	13,624	6,272

Refinery gross margin	$136,631	$118,878	$546,300	$404,874

Refinery gross margin per refinery throughput barrel	$10.82	$10.83	$11.78	$9.52

Gross profit per refinery throughput barrel	$10.48	$10.66	$11.48	$9.37

(6)	Refinery direct operating expense per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented. Direct operating expenses do not include any depreciation or amortization.

Throughput and Production Data
     The following table sets forth our summary refining throughput and production data for the periods presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Refinery throughput (bpd)
WTI crude oil	107,396	95,337	100,996	96,008
WTS crude oil	13,252	10,682	12,187	9,505
Other feedstocks/blendstocks	16,646	13,269	13,887	10,997

Total	137,294	119,288	127,070	116,510

Refinery product yields (bpd)
Gasoline	71,529	68,602	67,709	66,412
Diesel and jet fuel	54,485	40,578	48,565	39,746
Residuum	5,943	4,829	5,394	4,877
Other	4,693	3,326	3,320	3,396

Total	136,650	117,335	124,988	114,431

Pro Forma Net Income
Prior to the Company’s initial public offering in January of 2006, the Company’s operating subsidiary was a partnership that was not directly subject to income taxes. The pro forma provision for income tax information presented in the table below represents the tax effects that would have been reported had the Company and its subsidiaries been subject to federal and state income taxes as a corporation for the periods presented. Pro forma income tax expense reflects a blended statutory rate of 35.7%. This rate includes a federal rate of 35.0% and a state income tax rate of 0.7% (net of federal benefit). Actual rates and income tax expenses could have differed had the Company been subject to federal and state income taxes for the periods presented below. Therefore, the pro forma amounts are for informational purposes only and are intended to be indicative of net income had the Company been subject to federal and state income taxes for all periods presented.
The following table sets forth the Company’s calculation of pro forma net income for the three and twelve months ended December 31, 2005 (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31, 2005	December 31, 2005
Income before income taxes	$68,993	$201,049
Effective pro forma income tax rate	35.7%	35.7%

Pro forma income tax expense	$24,631	$71,774

Pro forma net income	$44,362	$129,275

Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300